Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption “Experts” in the Registration Statement (Form S-3) and related Prospectus of Syros Pharmaceuticals, Inc. for the registration of 27,627,824 shares of its common stock and to the incorporation by reference therein of our report dated March 15, 2022, with respect to the consolidated financial statements of Syros Pharmaceuticals, Inc. included in its Annual Report for the year ended December 31, 2021, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Boston, Massachusetts

October 14, 2022